Exhibit 10.2

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS ARE MARKED AS “[XXXX]” ALONG WITH A FOOTNOTE INDICATING THAT THE INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. AN UNREDACTED COPY OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

SECOND AMENDED AND RESTATED CONTRACT MANUFACTURING AGREEMENT

Between

NORWICH PHARMACEUTICALS, INC.

And

ALLENDALE PHARMACEUTICALS, INC.

For

US FDA APPROVED TODAY SPONGE

THIS SECOND AMENDED AND RESTATED CONTRACT MANUFACTURING AGREEMENT (“Agreement”) is made this 27th day of August, 2007 (the “Agreement Date”), by and between ALLENDALE PHARMACEUTICALS, INC. (hereinafter known as “Allendale”), a Delaware corporation with a principal place of business at 1400 N. Providence Road, Building 2, Suite 6010, Media, PA 19063, and NORWICH PHARMACEUTICALS, INC. (hereinafter known as “NPI”), a Delaware corporation with a principal place of business at 6826 State Highway 12, Norwich, NY 13815.

Recitals

A.	Allendale is engaged in the business of, among other things, marketing and distributing certain pharmaceutical products.

B.	NPI is in the business of contract manufacturing and packaging pharmaceutical products and providing related services.

C.	Allendale and NPI are parties to that certain Amended and Restated Contract Manufacturing Agreement dated March 8, 2006 (the “2006 Agreement”), pursuant to which Allendale agreed to purchase from NPI, and NPI agreed to provide to Allendale, certain manufacturing and quality assurance services relating to certain of Allendale’s products, on the terms and conditions set forth therein.

D.	Each of Allendale and NPI desires to amend and restate the 2006 Agreement as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Allendale and NPI (the “Parties”) agree as follows:

Article 1 – Definitions

The following terms used in this Agreement shall have the meanings set forth below.

1.1 “Act” means the United States Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301, et.seq. and all rules and regulations promulgated thereunder.

1.2 “Applicable Laws” means all laws, statutes and regulations of any Governmental Authority having jurisdiction over the manufacturing, use, labeling, packaging, warehousing, distribution, marketing or sale of the Product, as the same may be amended from time to time.

1.3 “cGMP” shall mean current Good Manufacturing Practice as set forth in the Act and applicable regulations set forth at 21CFR §§ 210 and 211 as may be amended from time to time, as well as current good manufacturing practices applicable to the Product or the making thereof set forth by any Governmental Authority and as set forth in the Quality System Regulation at 21 CFR, Part 820, as applicable.

1.4 “Confidential Information” means any and all trademarks, trademark applications, trade names, copyrights, patents, patent applications, technical information, know-how, formulae, processes, clinical studies, trade secrets, confidential and/or proprietary information and other know-how, information, procurement requirements, purchasing, manufacturing, customer and supplier information, business plans and forecasts, sales and marketing plans, documents and/or materials, technology, formulations, specifications, testing data and analytical methods and other information which would be considered a trade secret under the Uniform Trade Secrets Act as in force and effect in the State of New York.

1.5 “FDA” means the United States Food and Drug Administration, or any successor entity thereto.

1.6 “Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality having any jurisdiction over the manufacturing, use, packaging, warehousing, marketing, distribution or sale of the Product, as the same may be amended from time to time, including without limitation, within (i) the fifty states of the United States of America, the District of Columbia, and all territories and possessions of the United States of America

(including, without limitation, Puerto Rico) (collectively, the “United States Territory”) and any other location where the FDA has jurisdiction over drug and device products intended for human use and (ii) any foreign authority similar to the FDA.

1.7 “Intellectual Property Rights” shall mean any patents, know-how, trade marks, and other intellectual property rights of Allendale, whether existing on the date hereof or acquired by Allendale subsequently, that are necessary for the performance by NPI of its obligations hereunder.

1.8 “Invention” shall mean any discovery, improvement, process, formula, data, invention, know-how, trade secret, procedure, device, or other intellectual property, whether or not patentable, including any enhancement in the manufacture, formulation, ingredients, preparation, presentation, means of delivery, dosage or packaging of a product or any discovery or development of a new indication for a product (including, without limitation, the Product).

1.9 “Manufacture” or any variation thereof, means all operations necessary to produce the Products to the specified state of completion in accordance with the terms and conditions of this Agreement. Without limiting the foregoing, the term “Manufacture” shall include (i) all receipt and storage of Materials incident to such operations; (ii) the processing and formulating of final Products; (iii) the labeling and packaging of final Products; and (iv) the performance of all quality control procedures pertaining to the Products which are required by applicable regulations on the Agreement Date, and/or which become required by such regulations after the Agreement Date.

1.10 “Manufacturing Facility” means the manufacturing facility owned and operated by NPI and located at 6826 State Highway 12, Norwich, NY 13815.

1.11 “Materials” means raw materials (chemicals) and labeling and packaging materials purchased by Allendale and used to manufacture and package Products.

1.12 “Printed Matter” means all printed Materials, including labeling required to be affixed to and/or packaged with Products delivered to Allendale hereunder.

1.13 “Product” or “Products” means those products of Allendale more fully described on Schedule 1.13 in the presentation forms listed in Schedule 1.13.

1.14 “Receivables” means monies owed NPI by Allendale for products and services provided by NPI and for which an invoice has been generated and supplied to Allendale.

1.15 “Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), licenses, permits, registrations or authorizations of any Governmental Authority necessary to develop, make, have made, import, use, sell, offer for sale, market or otherwise dispose of the Product in the United States territory or any other territory, including any (a) approval of a Product, including, without limitation, any marketing authorization and supplements and amendments thereto; (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical and scientific licenses.

1.16 “Specifications” mean the written methods, formulae, procedures, specifications, tests (and testing protocols) and standards pertaining to each presentation form of the Products set forth in Schedule 1.17, as modified from time-to-time.

1.18 “Supply Term” means the period starting on the Agreement Date and continuing for the initial term of this Agreement and any subsequent extension period as set forth in Section 7.1 hereof, subject to any earlier termination of this Agreement pursuant to Section 7.2 hereof.

1.19 “Laws, Rules and Regulations” means all Applicable Laws including, without limitation, cGMP.

Article 2 – Supply of Product

2.1 Obligations of the Parties

(a) Relationship of the Parties. Subject in all respects to the terms and conditions of this Agreement, Allendale and NPI agree and acknowledge that NPI shall be the supplier of the Products for North America during the Supply Term, unless the parties otherwise agree in writing. The Parties further acknowledge that no partnership, joint venture, or agency relationship is created between the Parties with respect to this Agreement. Within one hundred and twenty (120) days following the Agreement Date, the Parties agree to negotiate in good faith and enter into an amended and restated Quality Agreement to replace the existing Quality Agreement between the Parties.

(b) Manufacture of Products. At the time of shipment of Products by NPI hereunder, Products shall (i) conform to the applicable Specifications for the Products, (ii) comply with all applicable Laws, Rules and Regulations; (iii) without limiting (ii), have been manufactured and stored under cGMP conditions and within the Manufacturing Facility; (iv) not be adulterated or misbranded within the meaning of the Act; (v) have been manufactured in accordance with the terms of the Quality Agreement; and (vi) title to such Products will pass to Allendale as provided herein free and clear of any security interest, lien or other encumbrance. Except as otherwise approved in writing by Allendale, NPI shall Manufacture Product exclusively at the Manufacturing Facility. NPI shall not utilize a different manufacturing facility other than the Manufacturing Facility for the manufacture, processing or packaging of the Products without express prior written approval of Allendale. In addition, no aspects of the manufacturing process can take place at any facility other than the Manufacturing Facility without the prior written approval of Allendale. NPI shall ensure that any and all licenses, registrations, and Governmental Authority approvals of NPI necessary for the Manufacture and supply of Product by NPI in accordance with this Agreement have been obtained and are in full force and effect. NPI shall maintain the Manufacturing Facility and such equipment in a state of repair and operating efficiency consistent with the requirements of the Specifications, the Regulatory Approvals, cGMP and all other Applicable Law.

(c) Product Recalls. Allendale shall be responsible for conducting product recalls or market withdrawals and shall promptly notify NPI of any recall notice for supplied Products. NPI shall use commercially reasonable efforts to cooperate with and assist Allendale in the performance of such duties and obligations. NPI shall promptly notify Allendale if it receives any notice, including a recall notice, which relates to any Product. NPI shall have no liability for recalled Product if such recall is (i) caused by process capability issues inherent in the production formulation and/or design, or (ii) not within the control of NPI personnel, or (iii) not caused by the negligence of NPI personnel. If any recall or market withdrawal of any Products is the result of the negligence of NPI, including without limitation, the breach of any representation, warranty, covenant or agreement under this Agreement by NPI, then NPI shall replace the recalled product at no charge to Allendale and absorb a maximum of twenty-five percent (25%) of the recall expenses (including reimbursement of expenses incurred by Allendale in connection with such recall).

(d) Stability Testing. Allendale shall bear the cost of stability testing required for Products including both finished packaged and semi-finished pack forms. The cost of NPI-supplied Stability services is included in Schedule 2.1(d). NPI shall invoice Allendale immediately upon provision of test data for Stability Testing. Allendale shall pay invoice within thirty (30) days from Allendale’s receipt.

(e) Adverse Drug Experience Reports. Allendale will have the sole responsibility for adverse event tracking and reporting. Should NPI receive any reports or information related to adverse events or potential adverse events related to the Product, all such information should be promptly reported to Allendale.

(f) Product Complaints. Allendale shall have the responsibility for fielding, investigating, and responding to all Product complaints. Any Product quality related complaints received by NPI must be forwarded to Allendale within three (3) business days of receipt. NPI shall provide reasonable cooperation in promptly investigating and reporting to Allendale the results of investigations for all Product complaints that may involve the Products not meeting Specifications. NPI’s costs specific to its investigation of Product complaints shall be borne by Allendale unless the complaint or investigation is a result of the negligence of NPI or NPI personnel or failure of NPI to comply with the representations, warranties and covenants of NPI under this Agreement or the Quality Agreement.

(g) Production Records. NPI shall provide Allendale with copies of all relevant production records within ten days after pouching of Products or two days after batch release, as may be requested by Allendale in writing. NPI will, with respect to each lot of Products produced and manufactured by NPI or its Affiliates hereunder, for the longer of (i) any period required under Applicable Laws, and (ii) a period of one(1) years after expiry of the expiration dating of such lot, maintain accurate records of the manufacture and testing of such lot of Products, including all such records which are required by Applicable Laws or pursuant hereto. Access to such records will be made available by NPI to Allendale or its Affiliates during normal business hours upon Allendale’s reasonable written request.

2.2 Technology Rights: Title to Regulatory Approvals. For the sole purpose of manufacturing Products in accordance with this Agreement and subject to the terms and conditions hereof, NPI shall have the right to use Allendale’s Confidential Information, which relates in any way to the Products. The Parties acknowledge and agree that Allendale is the owner of its Confidential Information and that NPI has no ownership rights thereto and no right to use Allendale’s Confidential Information except as provided in this Agreement. The Parties acknowledge and agree that Allendale is and shall be the owner of all right, title and interest in and to all Regulatory Approvals related to the Product whether existing on the date of this Agreement or hereafter developed by the Parties hereto.

2.3 Purchase, Receipt and Storage of Materials. Allendale shall be responsible for purchasing and shipping to NPI the Materials to support the Manufacture of the Products. A list of Materials that Allendale will purchase is provided in Schedule 2.3. Any materials used by NPI in the Manufacture of the Products and not listed in Schedule 2.3 will be provided at the expense of NPI. NPI shall receive, inventory and handle the Materials to support the Manufacture of the Products. NPI shall provide Allendale with a receipt of delivery with respect to each shipment of Materials supplied to NPI by Allendale hereunder. NPI shall be and remain responsible for the proper care and handling of all Materials so supplied and shall account to Allendale for the handling and disposition of all such quantities. Without limiting the preceding sentence, NPI shall promptly report to Allendale any and all incidents or occurrences pursuant to which any shipment of Materials is not manufactured into finished Product, including, without limitation, accident, waste, spoilage or other disposition. NPI shall reimburse Allendale or credit Allendale’s account, as Allendale may elect, for Allendale’s cost of all Materials that are not manufactured into finished Product as a consequence of NPI’s negligence or any other breach by NPI of its obligations hereunder.

2.4 Shipment of Pouched Sponges. All Products delivered hereunder to Allendale shall have proper dating on the pouches. All Products delivered to Allendale hereunder shall be shipped Free Carrier (FCA per INCOTERMS 2000) NPI plant by a common carrier (“Carrier”) approved and paid for by Allendale. NPI shall ship such quantities to the destinations(s) and at the time(s) specified in the Purchase Order (as defined in Section 3.2 hereof) by Allendale or its designee. Allendale will designate an approved Carrier or will provide a schedule of approved Carriers of which NPI will choose one from the list.

2.5 Labeling and Pouching of Supplied Products. Allendale shall, at its own cost and expense, supply NPI with all Printed Matter to be used by NPI in connection with pouching the Products. Each piece of Printed Matter, shall be identified by a unique item control number or code (the “Code”) supplied by Allendale, or Allendale’s designated Vendor, which is consistent with NPI’s existing control practices, copies of which have been provided by NPI to Allendale in writing. All physical specifications of all Printed Matter shall comply with NPI’s control numbering system, quality control requirements, and manufacturing process constraints as provided by NPI in writing. Allendale shall specify the Code for each item of Printed Matter to be supplied with each order for Products hereunder.

2.6 Inspections. Under reasonable prior written notice, during NPI regular business hours, and subject to NPI’s normal and reasonable confidentiality and safety regulations governing visitors, Allendale’s representatives shall have the right to enter and inspect the facility at which the Products are manufactured and to request samples of the Products being manufactured. Such inspections shall be conducted during normal business hours, and Allendale shall use commercially reasonable efforts to not interfere with NPI’s operations. Allendale’s representatives shall be bound by the provisions of Section 9.1 of this Agreement regarding any confidential information of NPI obtained by such representatives as a result of any inspection conducted pursuant to this provision. NPI agrees that during the Term, Allendale shall have the right, at Allendale’s sole option and expense, to allow an Allendale employee to have access to the Manufacturing Facility to work on improvements to the Manufacturing process, and NPI shall make available to such Allendale employee reasonable access to the appropriate facilities, records and personnel of NPI related to the Products as Allendale may reasonably request.

Article 3 – Purchase of Product

3.1 Purchase Obligation. Allendale shall purchase and receive from NPI, and NPI shall sell and deliver to Allendale or its designated agent, Allendale’s requirements of Products, to be ordered pursuant to the terms hereof in the quantities set forth in the Purchase Orders (as defined herein). NPI shall manufacture the Product exclusively for Allendale and shall not manufacture, distribute, promote or sell the Product except to Allendale pursuant to the terms of this Agreement. The cost of shipping all such Products shall be borne by Allendale. Title to Products shipped by NPI in accordance with the terms and conditions of this Agreement shall pass to Allendale upon acceptance by the Carrier.

3.2 Production Scheduling.

(a) Within thirty (30) days of the signing of this Agreement, Allendale shall provide to NPI a nonbinding written forecast of estimated quantities of Products that Allendale and its Affiliates anticipate ordering from NPI during the following eighteen (18) month period. Allendale shall update such forecast on a calendar quarter rolling basis (“Delivery Forecast”), for the eighteen (18) month period commencing ninety (90) days from each such update. Allendale shall place purchase orders for at least seventy-five percent (75%) of the quantity of Product specified in the first three (3) months of each Delivery Forecast (the “Firm Forecast”) and the remaining fifteen (15) months shall be a good faith estimate. Allendale shall place firm purchase orders for Product at least ninety (90) days prior to the requested date of delivery (each, a “Firm Purchase Order”); provided that, if requested by Allendale, NPI shall use commercially reasonable efforts to deliver Product at such earlier time as Allendale reasonably requests. Each Firm Purchase Order, signed by Allendale’s duly authorized representative, shall authorize NPI to manufacture such quantities of the Product as are set forth therein. Each Firm Purchase Order shall be deemed accepted upon acknowledgement of receipt, which shall occur within three (3) business days of NPI’s receipt of the purchase order, and NPI shall deliver Product in accordance with such Firm Purchase Order; provided, however, that if the quantity of Product set forth in a Firm Purchase Order exceeds 125% of the most recent Firm Forecast for Product for the month to which such Purchase Order relates, then NPI shall use its commercially reasonable efforts to supply the quantity of Product in excess of the Firm Forecasted amount in accordance with such Purchase Order, but shall not be deemed to have breached this Agreement if it cannot supply such excess Product. Allendale shall, at all times, maintain at least thirty (30) days inventory of all materials on hand at NPI. Allendale may not reject as non-conforming orders filled by the requested delivery date within 10% of the requested order quantity, provided that the Products otherwise meet the warranty set forth in Section 2.1(b) hereof. Minimum order quantities are listed on Schedule 3.2; quantities of Product greater than the above minimum order quantities must be ordered in full lot multiples. NPI shall make all deliveries of Product hereunder utilizing stock rotation based on expiration dating, with Product expiring earliest delivered first whenever reasonable.

(b) Release for Shipment. NPI shall release for shipment quantities of Product consistent with the Firm Purchase Order issued by Allendale. If there is any discrepancy between the terms of the Firm Purchase Order and the terms of this Agreement, the terms of this Agreement shall control.

(c) Limitations. In no event shall Allendale’s Firm Purchase Order be less than seventy-five percent (75%) of the total quantity set forth in the applicable month of the Firm Forecast. If Allendale’s Firm Purchase Order is more than one hundred twenty-five percent (125%) of the applicable month of the Firm Forecast, NPI shall use reasonable efforts to determine feasibility of meeting the Purchase Order request. If feasible, NPI shall produce and invoice Allendale for any premium costs notified to Allendale in advance and required to deliver the Product that exceeds one hundred twenty-five percent (125%) of the applicable Firm Forecasted amount. If Allendale’s Firm Purchase Order is less than seventy-five percent (75%) of the applicable Firm Forecasted amount, NPI may, as its sole remedy, invoice Allendale for storage of raw materials held in inventory that are in excess of the Firm Forecasted amount at cost of $XXXX1 / pallet / month or portion thereof.

(d) The delivery date as specified in each Firm Purchase Order is critical to Allendale’s planning and ability to supply its customers with Product. Given

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

Allendale’s forecast and purchase obligations hereunder, Allendale expects NPI to ship Product to meet the delivery date as specified in each Firm Purchase Order. Product delivered to the delivery location within fifteen (15) business days of the delivery date specified in a Firm Purchase Order shall be deemed to be in material compliance with the Firm Purchase Order. In the event there is a delay in excess of fifteen (15) business days, NPI shall provide to Allendale a refund of 2% of the invoiced value of such late Firm Purchase Order in the form of a credit to be applied to the next Firm Purchase Order (or, if there is no next Firm Purchase Order due to the expiration or termination of the Agreement, NPI shall refund the 2% of the invoiced value in readily available funds to Allendale). NPI shall not be responsible for any refund payment to Allendale or for a default when the reason for the late order is not within the Control Of NPI (as defined in Schedule 4.1 hereof); including but not limited to situations where processing delays are attributable to material or process variability, where Allendale has not responded to a manufacturing variance investigation or where Allendale has not provided the final QA release in a timely manner. In the event there is a delay of longer than fifteen (15) business days after the specified delivery date in the Firm Purchase Order, such delay shall be deemed a default for which Allendale shall be entitled to terminate this Agreement with cause pursuant to Section 7.2(a) if NPI has not cured such default within a thirty (30) day cure period following the end of the initial fifteen (15) business day delay. Acceptance of such 2% refund shall not operate as a waiver of any claims Allendale may have relating to NPI’s failure to deliver the amount of Product it ordered.

(e) Ex-North America Production. Allendale’s forecasts required by Section 3.2 shall include Allendale’s forecasted volume for sales outside of North America.

3.3 Testing and Certificate of Analysis. NPI shall obtain representative samples from each batch of Product produced by NPI. NPI shall assay and analyze such samples in strict accordance with the Specifications and shall promptly prepare a certificate of analysis (“Certificate of Analysis”) from NPI’s quality assurance department and shall provide such Certificate of Analysis to Allendale or its designated agent, with each shipment of Product hereunder. Such Certificate of Analysis shall certify with respect to each shipment and lot (identified by batch/lot or control number): (i) the quantity of the shipment; and (ii) that the Product delivered was manufactured in accordance with the Specifications and the Master Batch Records, cGMPs and documented according to requirements of Laws, Rules and Regulations and production SOP’s. NPI shall not ship or cause to be shipped any Product hereunder which, as indicated by a sample assay or analysis, does not conform to such Product’s Specifications. Any Product that does not conform to the Specifications shall be disposed of in accordance with Applicable Laws.

3.4 Testing Upon Delivery. Promptly following receipt of the Products in any shipment, Allendale may check the compliance of such batch with the Specifications. Such compliance check shall be performed by Allendale’s Quality Assurance Department and shall be certified by the head of such department (or his/her designee). If Allendale deems that any Products delivered to Allendale hereunder fail to conform to written and approved Specifications upon delivery to Allendale, then Allendale shall notify NPI thereof in writing (such notice to include test results) within thirty (30) days from delivery of such Products to Allendale with respect to any non-conforming Products containing obvious defects discoverable without affecting the integrity of the packaging; provided, however, that, with respect to latent defects, Allendale will notify NPI of such nonconformity within thirty (30) working days from its discovery. Allendale shall retain the non-conforming Products and NPI shall have the right to inspect such Products. If NPI batch records show Products met the Specifications at time of delivery to the Carrier, and that the Product damage was due to shipping, handling or other events taking place after the transfer and unrelated to any negligence on the part of NPI or failure by NPI to comply with its obligations under this Agreement, then NPI shall not be liable for any damage.

(a) Remedy for Claims. If NPI agrees with Allendale’s claim or if a disputed claim is resolved in favor of Allendale, then, at Allendale’s discretion, (i) NPI shall replace any such Products with an equal quantity of Products complying with the

Specifications at no cost to Allendale and without undue delay subject to the provisions of Section 8.2 of this Agreement (force majeure) or (ii) Allendale may return the nonconforming Product to NPI for full credit, and NPI shall pay all delivery and shipping and insurance costs in either circumstance. Allendale shall dispose of any Products that are not in compliance with the Specifications at NPI’s cost, and in compliance with all Applicable Laws, except that Allendale shall follow any reasonable instructions from NPI to destroy or return such Products to NPI at NPI’s cost.

(b) Disputed Claims. If NPI disputes Allendale’s complaint, then NPI shall notify Allendale of such disagreement within thirty (30) days of receipt of notice of deficiency. If the Parties cannot resolve such disagreement within ten (10) business days of Allendale’s receipt of NPI notice of disagreement, then the matter shall be submitted (without undue delay) to an independent laboratory agreed by the Parties in order to resolve the discrepancy in the analysis of the Products in question. The assessment of such laboratory shall be binding upon the Parties and any related expense shall be borne by the party whose analysis was in error.

3.5 Violations. Each party shall notify the other of any violation of any Laws, Rules and Regulations applicable to the Products alleged by a third party promptly following receipt of notice of such allegation.

3.6 Taxes. Allendale agrees to pay all taxes assessed on Materials and Finished Product to which it has title.

Article 4 – Pricing and Payment Terms

4.1 Pricing. The Price (the “Price”) for Products Manufactured hereunder is set forth on Schedule 4.1, and subject to the quantity pricing set forth therein. The Price shall be adjusted as follows:

(a) Material Prices. If NPI should purchase any Materials as contemplated by Section 2.3, NPI may notify Allendale of any changes in Material pricing and the Price shall be increased or decreased based upon such changes. Changes to Material pricing may include supplier price increases or decreases, and may include adjustments to yield and scrap losses (upwards or downwards) associated with the overall capability of the manufacturing process. Changes in Pricing will be effective with shipments one month after the price change notification date (February 1st) of each year of the Supply Term, or as stated in Schedule 4.1.

(b) Non-Material Costs. Components of NPI’s cost of the Products and the manufacture thereof, other than the cost of Materials, shall be hereinafter referred to as Non-Material Costs. Non-Material Costs included in the Product Price are reflected in Schedule 4.1 and shall be considered firm with respect to Product manufactured hereunder; provided, however, that NPI shall notify Allendale of Non-Material Cost changes thirty (30) days before the beginning of each calendar year and any Non-Material Cost change shall be negotiated between the Parties and, if agreed upon, shall become effective with shipments at the beginning of the applicable calendar year. During the Supply Term, NPI and Allendale will work together to make process improvements that result in quality, safety and cost improvements. In the event a process improvement results in a material increase in process rate that is sustainable, the Parties will negotiate in good faith to adjust the Product unit price accordingly. Notwithstanding anything contained herein to the contrary, in the event that capital improvements paid for, in whole or part, by Allendale results in a material increase in process rate, a price change shall be made within 30 days, or at some other date negotiated in good faith or otherwise agreed upon, following the determination that such increase in process rate is sustainable. The original basis for throughput and yield is included in Schedule 4.1.

(c) Volume Premium. If the Firm Forecast falls below XXXX1 sponge units, a XXXX1 per unit price premium will be applied to the Products produced in that quarter.

4.2 Payment Terms.

(a) Beginning in May 2007, Allendale will operate under an NPI credit limit of $ XXXX1 with payment terms of Net Fifteen (15) days through November 2007. If Allendale invoices are paid within the Fifteen (15) day terms, then the $ XXXX1 credit limit will be re-evaluated by NPI for an increase in the amount. Allendale will establish a $XXXX1 letter of credit through November 2007. Should Allendale fail to make any undisputed payments, other than disputes pursuant to Section 3.4(b), in the first six months within the Net Fifteen (15) day terms, NPI may place all shipments on hold and stop production until the Allendale receivables are brought into current status. In such case, NPI may also change the credit terms and credit limit for future business as it deems necessary. An extended shutdown of production for two (2) weeks or more, where such shutdown is due to some fault of Allendale, will result in a new startup requiring additional startup expenses funded by Allendale. Where such a shutdown is the result of some fault of NPI, then NPI shall pay for such startup expenses. NPI shall provide an estimate of any startup expenses to Allendale in advance for Allendale’s approval. Upon reasonable notice, NPI will permit Allendale and its representative (including, without limitation, its independent auditors) to have access to NPI’s premises and pertinent books and records during normal business hours to verify the accuracy of the calculations to support NPI’s calculation of the start-up cost estimate (and components thereof) contemplated by this Agreement.

(b) Subject to the conditions in Section 4.2 (a), the price for all Product shipped in November 2007 and later shall be due and owing to NPI net thirty (30) days after shipment and shall be payable in currency of the United States in immediately-available

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

funds. If Allendale requests that NPI delay shipment of released Product, NPI shall invoice Allendale at the time of Product release with the net thirty (30) day terms due from date the Product is released by NPI. Should Allendale fail to make any undisputed payments, other than disputes pursuant to Section 3.4(b), within such 30-day period, NPI may place all shipments on hold and stop production until the Allendale receivables are brought into current status. In such case, NPI may also change the credit terms and credit limit for future business as it deems necessary.

(c) Expired Materials. NPI shall attempt to use Materials utilizing stock rotation based on expiration dating, with Materials expiring earliest used first. Subject to prior written approval by Allendale, NPI will dispose of expired batches of product catalyst and unpouched sponges using appropriate waste methods in accordance with all Applicable Laws, and will invoice Allendale for the cost of this disposal. Allendale hereby agrees to make prompt payment for any invoices resulting from these efforts by NPI. Prior to any unprocessed raw materials being destroyed, Allendale shall have the opportunity to contact the supplier to see if the materials can be returned for full or partial credit. If so, the cost of preparing the materials for return, and the associated freight cost will be the responsibility of Allendale. Remnant or expired pouched or unpouched sponges, and Materials that are identified by NPI shall be dispositioned and removed from NPI facilities not later than sixty (60) days after the details of such remnant or expired sponges or Materials are provided by NPI to Allendale. The administrative, preparation, shipping, and disposal costs to complete this disposition will be borne by Allendale. Should Allendale not meet the timelines in Section 4.2 (c), then NPI may assess a $XXXX1 per pallet monthly storage fee for Materials remaining in NPI facilities.

4.3 No Setoff. Except as expressly set forth herein (including Section 3.2 hereof), all payments to NPI by Allendale hereunder shall be made free and clear of, and without deduction for, any withholding, discount, offset or other deduction of any kind, except as expressly authorized in advance by NPI in writing.

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

4.4 Capital. The Parties shall cooperate with each other to provide capital for equipment purchases to support the forecasted production volume. In general Allendale will provide the capital funds for equipment purchases, and own the installed equipment base. This does not preclude NPI from providing equipment for production. Should a Party provide capital that yields a cost reduction, such Party shall retain any savings resulting from such capital. Capital includes equipment, labor, engineering, installation costs, and concept design or implementation. If the Parties share in capital investment, then the savings shall be shared according to the share of capital provided by each Party.

(a) Allendale Capital Equipment. Capital investment for equipment owned by Allendale is shown in Schedule 4.4. If capital, new equipment, equipment modifications, or upgrades are needed, they will be quoted in writing to Allendale. NPI will not begin such effort until the quote is approved in writing by Allendale, a PO is issued, and terms are agreed to by both Parties. For future equipment purchases to be owned by Allendale and purchased by NPI, NPI shall invoice Allendale at time of purchase and Payment Terms shall be net thirty (30) days from time of invoice. The parties shall update Schedule 4.4 as additional equipment is purchased. Any assets paid for by Allendale and referred to as capital investment are the sole property of Allendale and upon termination of the Agreement shall be returned to Allendale upon its written request.

(b) Equipment Maintenance. NPI shall maintain all utilized equipment, including equipment owned by Allendale, in good repair in accordance with accepted industry standards and to ensure that the Products manufactured using such equipment are in compliance with the Act and cGMP requirements. NPI shall pay for common maintenance parts and supplies that are used in the NPI facility. Allendale shall pay for parts and supplies that are unique to the Manufacture of the Product. NPI shall invoice Allendale at the time of purchase of any unique parts and payment terms shall be net fifteen (15) days from time of invoice.

4.5 Pre-Production. Validation and other start-up costs will be paid by Allendale. NPI will provide a written estimate for such costs which must be approved in writing by Allendale. Costs will be billed monthly by NPI and reconciliation will be provided at the end of each month. Payment Terms shall be net fifteen (15) days from the time of invoice.

4.6 Product Scrap. In the event NPI realizes Product Scrap costs which are (i) caused by process capability issues inherent in the production formulation and/or design, and (ii) not within the control of NPI personnel, NPI will invoice Allendale for a) the cost of the Materials of the Product scrapped, for any materials purchased by NPI; b) environmental disposal fees; and c) a product handling fee of 15% for Materials acquired by NPI. In the event that any cGMP variance investigation indicates that any such cost exceeds the controlled costs and expenses of any such process or was controllable by NPI personnel in the ordinary course, but not due to the negligence of NPI or NPI personnel, that amount shall not be charged to Allendale.

Article 5 – Change Management

5.1 Required Manufacturing Changes. With respect to changes to the Specifications or manufacturing process which are required by applicable Laws, Rules and Regulations or by action (or inaction) of any legally-competent government or other regulatory body or authority, or by medical or scientific concerns as to the toxicity, safety, and/or efficacy of the products (collectively, “Required Manufacturing Changes”), the Parties shall cooperate in making such changes promptly. However, no manufacturing changes shall be made without the express written authorization of Allendale. The cost for Product or Allendale-specific Required Manufacturing Changes shall be borne by the Allendale. Facility and NPI Equipment-related Required Manufacturing Changes shall be borne by NPI. For Product or Allendale-specific Required Manufacturing changes, Allendale shall pay all the costs of all remaining obsolete stock of Products, all inventory of affected raw materials (at NPI actual acquisition cost plus 15%), and all remaining obsolete work in process of products resulting from any such changes. In cooperating in making such changes, Allendale shall be responsible for communicating with regulatory agencies with respect to the Regulatory Approvals for the Products. Required Manufacturing Changes: (i) do not include changes to the labeling only (which are dealt with in Section 5.3 hereof), and (ii) do include changes resulting from or arising out of changes to or withdrawal of third party Materials. Allendale shall be responsible for the costs associated with any required change in sourcing of the active pharmaceutical ingredient, including any regulatory submission charges and process validation costs.

5.2 Discretionary Manufacturing Changes. With respect to changes to the Specifications or the manufacturing process for Supplied Products which are not Required Manufacturing Changes (collectively, “Discretionary Manufacturing Changes”), the Parties shall, to the extent commercially reasonable under the circumstances, cooperate in making such changes and the party initiating such change(s) shall bear all the costs associated with and resulting from any such changes. No manufacturing changes shall be made without the express written authorization of Allendale. If the proposed change is judged to require a prospective process validation or regulatory submission, then the costs to execute and resource such validation or submission shall be the responsibility of the initiating party. All regulatory submissions will be filed by Allendale.

5.3 Labeling Changes. With respect to changes to the Printed Matter, the Parties shall cooperate in making such changes promptly and Allendale shall, unless otherwise agreed, reimburse NPI for all remaining obsolete stock of Products, all inventory of Printed Matter (at NPI actual acquisition cost plus 15%) and all remaining obsolete work in process of Products resulting from any such change or amendment to the Printed Matter. Allendale may, at any time during the Supply Term, change or amend any item of the labeling by notice hereunder, such change or amendment to be effective after appropriate advance written notice hereof.

5.4 Changes to Specifications. Allendale may make changes to the Specifications from time-to-time, provided that all such changes, including Required Manufacturing Changes, are to be communicated to NPI in writing and acknowledged by NPI in writing. Changes to the Specifications shall only be made with the prior written authorization of Allendale. Such acknowledgement by NPI will include any cost impact to Allendale of a change to specifications. Prior to implementing the change Allendale must acknowledge payment of any additional cost to NPI.

5.5 Authorizations. During the Supply Term, NPI shall obtain and maintain in force all licenses and authorizations necessary for NPI to Manufacture Products. Except as may be required by Sections 5.1 or 5.2 hereof, NPI shall bear the full cost and expense of so obtaining and maintaining such licenses and authorizations. Allendale shall bear all costs associated with maintenance of the marketing authorizations for the Products. In the event Allendale Products require licenses in a new country or territory, Allendale shall pay the costs of new license requirements. NPI agrees to provide reasonable assistance to Allendale at Allendale’s request for Allendale to obtain or maintain marketing authorization for the Product.

Article 6 – Liabilities and Indemnification

6.1 Representations and Warranties.

(a) NPI. NPI hereby represents and warrants to Allendale that (i) it has the power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) all work to be performed under this Agreement, including the Manufacture of all Products, shall be performed in a professional manner, in accordance with all applicable Laws, Rules and Regulations, including all health and safety ordinances; (iii) NPI has all permits and authorizations necessary to fulfill its obligations under this Agreement; (iv) NPI has not been debarred and is not subject to debarment pursuant to Section 306 of the Act and is not listed on either Excluded List, and (v) NPI will not knowingly use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the Act, or who is the subject of a conviction described in such section, or listed on either Excluded List. NPI agrees to inform Allendale in writing immediately if it or if it becomes aware of any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the Act or is listed on either Excluded List, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of NPI’s knowledge, is threatened, relating to the debarment or conviction under Section 306 of the Act, or listing on either Excluded List, of NPI or any person performing services hereunder.

(b) Allendale. Allendale hereby represents and warrants to NPI that (i) it has the power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) it is the owner of all proprietary information, or the holder of licenses thereto, necessary to allow NPI to Manufacture the Products, and no Products, when Manufactured in accordance with the Specifications, will infringe upon the rights of any third party; and (iii) it has all licenses, permits, and other authorizations necessary to fulfill its obligations under this Agreement.

6.2 Product Warranties; Other Warranties.

(a) NPI represents and warrants to Allendale that the Products shall, on the date of delivery to Allendale’s carrier: (i) meet the requirements therefore set forth in the Specifications; (ii) not be adulterated within the meaning of the Act; and (iii) comply in all respects with all Applicable Laws (whether domestic or foreign) and cGMP. NPI makes no warranties with respect to the Products other than those specifically set forth in this Agreement. No other warranty is expressed or implied by NPI including any warranty of merchantability or fitness for a particular purpose and none shall be implied. The extent of NPI liability shall not exceed ten million dollars ($10,000,000).

(b) Each Party hereby represents and warrants to the other Party as follows:

(1) Such Party (i) is duly formed and in good standing under the laws of the jurisdiction of its formation, (ii) has the organizational power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (iii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, constitutes the legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms, except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (y) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(2) The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not and will not conflict with or violate any provision of the articles of incorporation, bylaws or limited partnership agreement of such Party and (ii) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

6.3 Allendale Insurance. Allendale shall provide NPI with evidence that it has in place the following policies with a reputable and responsible insurance carrier, which shall remain in full force and effect throughout the Supply Term; (i) general liability including product and completed operations coverage in a minimum amount of $1,000,000 insuring NPI against liability for injury to persons occurring in, upon, or adjacent to NPI’s facilities; and (ii) product liability coverage for Products Manufactured by NPI in the amount of not less than $10,000,000 insuring customer against product liability claims. Allendale shall provide evidence that NPI has been named as an additional insured under the policies described herein during the Supply Term.

6.4 NPI Insurance. NPI shall provide Allendale on a period basis (no less frequently than once per annum) as requested by Allendale with evidence that it has in place, with a reputable and responsible insurance carrier, which shall remain in full force and effect throughout the Supply Term, the following minimum insurance coverage: (a) product liability insurance with a minimum of $10,000,000 per occurrence (with Allendale named as an additional insured under such policy); (b) comprehensive general liability and property damage insurance in such amounts as are customary for pharmaceutical companies engaged in similar business; and (c) statutory worker’s compensation and occupational disease insurance in accordance with applicable state law requirements.

6.5 Allendale Indemnity. Allendale shall indemnify, defend and hold harmless NPI, NPI’s affiliates, and each of their respective officers, directors (past, present, and future) employees, representatives and agents (collectively, “Affiliates”) from and against any and all claims, loss, damage, liability, payment, and obligation, and all expenses, including, without limitation, reasonable legal fees (collectively “Losses”) incurred by any of them, whether such Losses are based in contract, strict liability, negligence, warranty, statutes or regulations, or any other legal theory, including, without limitation, injury to or death of persons and/or property or contamination of or adverse effect on humans, animals, aquatic life or the environment, based upon, arising out of, or otherwise in respect of: (i) any claim threatened or brought against NPI alleging that the Specifications for any Product, including the labeling for such Product, violate any applicable United States Federal, state, or local rule, regulation, law or ordinance, to the extent that such Specifications were provided to NPI by Allendale and the Products in question were manufactured in compliance with such Specifications; (ii) any inaccuracy in or breach of any representation, warranty, or covenant made by Allendale in this Agreement; (iii) the willful misconduct or any negligent or reckless acts or omissions of any of Allendale’s officers, directors, agents, affiliates, employees and/or representatives; (iv) any claim threatened or brought against NPI alleging that the Manufacture, in accordance with the design or Specifications of any Product, as provided to NPI by Allendale, infringes upon any intellectual property interest of a third party; (v) any product warranty claim or product liability claim threatened or brought against NPI with respect to the Products, other than (x) as arising out of the negligence or willful misconduct of NPI or any of its employees or agents or (y) any material inaccuracy in or breach of NPI representation, warranty, or covenant in this Agreement; and (vi) any claim, including damage to any property, or injury to any person (including Allendale’s employees, representatives, agents, associates, or other persons invited by Allendale to inspect NPI’s facilities on behalf of Allendale), arising out of, or related to, the inspection of NPI’s facilities contemplated by Section 2.6 of this Agreement.

6.6 NPI Indemnity. NPI shall indemnify, defend and hold harmless Allendale and Allendale’s Affiliates from and against any and all Losses incurred by any of them, based upon, arising out of, or otherwise in respect of; (i) any material inaccuracy in or breach or default by NPI of any of its representations, warranties, duties or covenants contained in this Agreement or the Quality Agreement, including, without limitation, the failure to manufacture Products in accordance with Specifications, Applicable Law or cGMP, and (ii) any negligent or reckless act or omission, or willful misconduct of NPI or NPI’s officers, directors, agents, affiliates, employees and/or representatives.

6.7 Joint Negligence. If any Loss incurred by or rendered against either party is determined by an independent tribunal to be due to the negligence or willful misconduct of both NPI and Allendale, then the Parties shall share the costs attributable to such Loss (including but not limited to the cost of defense thereof) in accordance with the proportion of each party’s relative fault, as determined by the independent tribunal. Each party shall give the other notice of any Loss to which the preceding sentence applies and the Parties shall cooperate in the defense thereof.

6.8 Notice and Opportunity to Defend. No party against whom a claim of indemnity shall be made pursuant to Section 6.5 or 6.6 hereof (the “Indemnifying Party”) shall be liable thereunder unless the party making such claim (the “Claiming

Party”) shall notify the Indemnifying Party of such claim promptly upon becoming aware of the existence or threatened existence of any Loss giving rise to, or which may give rise to, a claim of indemnity under Section 6.5 or 6.6 hereof, but in no event later than ten (10) business days after the service (or discovery, if later) of the claim against the Claiming Party. Upon such notice becoming effective hereunder, the Indemnifying Party will handle and control the defense of such Loss. If both Parties claim indemnification hereunder for the same Loss or if the Indemnifying Party in good faith rejects the claim of indemnity, then the Party or Parties named as defendant in the subject litigation will handle and control the defense of such Loss pending final resolution of the Parties’ respective claims for or with respect to indemnity hereunder. At the time of such resolution, defense costs incurred pursuant to the preceding sentence shall be apportioned between the Parties in the same manner as the Parties share ultimate liability for the underlying Loss pursuant to Sections 6.5 and 6.6 hereof. In all cases, the party not handling and controlling such defense shall cooperate in such defense and may, at its own expense, participate in such defense through counsel of its choice. the party handling and controlling such defense shall not settle or otherwise voluntarily dispose of or agree to dispose of such matter without prior approval of the other party.

6.9 Limitation. Except in the event of and to the extent of claims made by for Losses (i) awarded to a third party in connection with the indemnification provisions set forth in Sections 6.5 and 6.6 above, or (ii) resulting from the willful or intentional misconduct of a Party, neither Allendale nor NPI will be liable to the other for special, indirect, incidental or consequential damages, whether in contract, warranty, negligence, tort, strict liability or otherwise.

Article 7 – Term and Termination

7.1 Term. Subject to the provisions of Section 7.2 hereof, the initial term of this Agreement shall commence on the date of this Agreement and shall remain in full force and effect, unless otherwise terminated earlier, until April 30, 2010. The term of this Agreement shall be automatically extended for an additional twenty four (24) month term unless one party notifies the other party at least eighteen (18) months before the expiration of the Supply Term that it does not intend to extend the Agreement beyond the sixty (60) month initial term or in accordance with Section 7.2. The Product Price for the twenty-four (24) month extension shall be negotiated between the Parties.

7.2 Termination. This Agreement shall terminate upon the expiration of the Supply Term. Prior to the expiration of the Supply Term (as such Supply Term may be extended in accordance with Section 7.1), this Agreement may be terminated only in accordance with the terms and conditions of this Section 7.2.

(a) Default. If a party breaches a material provision of this Agreement, the non-breaching party may terminate this Agreement if both of the following occur: (i) the non-breaching party provides to the breaching party a written notice specifying the nature of the breach; and (ii) the breaching party fails to remedy such breach within either (A) ninety (90) days following receipt of the written notice from the non-breaching party or (B) the time period specified in a written consent, if any, issued by the non-breaching party pursuant to this Section 7.2(a). Upon written request by the breaching party, the non-breaching party may, in its sole discretion, provide the breaching party with a written consent to extend the remedy period beyond the initial ninety (90) day period specified in this Section 7.2(a). If such written consent is granted by the non-breaching party, the breaching party may avoid the termination of this Agreement by remedying the breach within either: (i) the time period specified in the written consent; or (ii) if no such time period is specified in the written consent, within a reasonable amount of time as reasonable diligence will permit.

(b) Termination without Cause.

(1) Allendale or NPI may at any time, terminate this agreement, by giving written notice to the other party at least eighteen (18) months prior to the effective date of such termination. In the event that Allendale does not have a secondary supplier of Product, and Allendale is unable to have a new supplier manufacturing Product in eighteen (18) months, and Allendale has worked diligently to identify a secondary supplier and get such secondary supplier qualified, Allendale may request an additional six (6) months of manufacturing from NPI. Such additional six (6) months of manufacturing by NPI shall not be unreasonably denied. In no case shall the total length of time that NPI makes product exceed twenty four (24) months from the date of notification from NPI as to termination without cause.

(2) Allendale may terminate this Agreement immediately (x) upon notice to NPI in the event that any Governmental Authority causes the withdrawal of the Product from the market in the United States Territory or (y) in the event that Allendale withdraws the Product from the market in the United States Territory other than by reason of an action of a Governmental Authority specified in Section 7.2(b)(2)(x). In the event that Allendale terminates this Agreement pursuant to this Section 7.2(b)(2), Allendale shall pay to NPI, as NPI’s sole remedy for such early termination, an amount equal to the Take or Pay applicable to the immediately following three calendar months plus sixty (60%) of the Take or Pay applicable to the subsequent six calendar months.

(c) Termination with Cause. Either party may terminate this Agreement at any time effective upon delivery of written notice of such termination upon the occurrence of any of the following: (i) improper assignment of this Agreement by the non-terminating party; (ii) an assignment for the benefit of creditors by the non-terminating party; or (iii) commencement of voluntary or involuntary liquidation proceedings by or on behalf of the non-terminating party. NPI may terminate this Agreement following written notice to Allendale if Allendale has not issued any Firm Purchase Orders for Product for six (6) consecutive months.

(d) Equipment Removal. Upon the date of termination of the Agreement, Allendale shall commence to promptly remove Allendale owned equipment from the NPI facility. If Allendale equipment is not removed from the NPI facility after ninety (90) days from the date of Agreement termination, Allendale shall notify NPI in writing that it will pay NPI in advance $50,000 per month to rent the facility in which the equipment is installed.

(e) Low Equipment Utilization. In the event Allendale production volume (i) is forecasted to be below XXXX1 sponge units per quarter for two consecutive quarters, or (ii) actual production is below XXXX1 sponge units per quarter for two consecutive quarters where such low production volume is not the fault of NPI in any part, NPI may decommission and remove excess molding, pouching, scrim making and other production equipment to free up production space, so long as the remaining equipment is capable of meeting the production forecast. Costs for decommissioning, removing, and storing excess molding, pouching, scrim making, and other production equipment will be borne by Allendale.

7.3 Effects of Termination

(a) Raw Materials. If NPI has quantities of raw materials or packaging materials in excess of Allendale requirements after expiration or termination of this Agreement, or if NPI is required to order quantities of such raw materials or packaging materials in excess of Allendale requirements after termination of this Agreement, Allendale shall, upon such termination, purchase all finished product manufactured in reliance on an outstanding Purchase Order at the agreed prices and such Materials shall be shipped to Allendale. Unless the Agreement is terminated without cause by NPI or for cause by Allendale, Allendale shall pay for NPI’s out of pocket cost for shipping such Materials plus 15% F.O.B. producing plant.

(b) Survival of Obligations. Termination or expiration of this Agreement shall not affect the Parties’ obligations with respect to Sections 6.5, 6.6, and 9.1 of this Agreement.

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

ARTICLE 8 – INTELLECTUAL PROPERTY

8.1 Grant of License. Allendale hereby grants to NPI, effective upon the date hereof, a non-exclusive, worldwide, revocable, fully paid-up, limited license to use the Intellectual Property Rights solely for the development, validation, testing, manufacture, and packaging, and sale of the Product to Allendale pursuant to this Agreement, including use in connection with any filings with or disclosures to the FDA or any other Governmental Authority required of NPI for the development, validation, testing, manufacture, and packaging, and sale of the Product to Allendale pursuant to this Agreement. NPI acknowledges and agrees that the license granted in this Section 8.1 is for the sole purpose of enabling NPI to use the Intellectual Property Rights to validate, test, manufacture, package, and sell the Product to Allendale pursuant to this Agreement. NPI acknowledges and agrees that Allendale reserves and retains whatever right, title and interest Allendale has in and to the Intellectual Property Rights, subject to the license granted herein. ALLENDALE MAKES NO REPRESENTATION AS TO, AND DOES NOT WARRANT, THE ACCURACY OR COMPLETENESS OF ANY KNOW-HOW INCLUDED IN THE INTELLECTUAL PROPERTY RIGHTS, NOR DOES ALLENDALE WARRANT THAT THE USE OF SUCH INTELLECTUAL PROPERTY RIGHTS, OR ANY PRODUCTS MANUFACTURED OR PACKAGED IN ACCORDANCE WITH OR UTILIZING SUCH TECHNOLOGY, WILL BE FREE FROM CLAIMS OF INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

8.2 Ownership.

(a) Allendale shall own all right, title and interest in and to (i) the Specifications and the Manufacturing Process and (ii) any and all Inventions and other intellectual property (including, without limitation, any Intellectual Property Rights) created, developed or acquired as a result of or in connection with this Agreement, including NPI’s Manufacturing of the Product hereunder (the “Project Information and Inventions”). Supplier shall, and shall cause its affiliates to, promptly disclose in writing to Allendale the development, making, conception or reduction to practice of any Project

Information and Inventions and shall and does hereby, and shall cause its affiliates to, assign to Allendale any and all right, title or interest NPI or its affiliates may have in or to the Project Information and Inventions. NPI hereby appoints, and shall cause its affiliates to appoint, Allendale as their attorney-in-fact for the purpose of executing such documents in their respective names as may be necessary or desirable to carry out the purposes of this subsection.

(b) Third Person Litigation. In the event that during the Term any Person institutes against NPI, its affiliates, or any of its direct or indirect owners, any action that alleges that the Manufacture of Product hereunder in accordance with the terms hereof infringes the intellectual property rights held by such Person, then, as between NPI and Allendale, Allendale, at its sole expense, shall have the sole obligation to contest, and assume direction and control of the defense of, such action, including the right to settle such action on terms determined by Allendale. NPI, at Allendale’s expense, shall use all reasonable efforts to assist and cooperate with Allendale as reasonably requested by Allendale in such action. If, as a result of any such action, a judgment is entered by a court of competent jurisdiction from which no appeal can be taken or from which no appeal is taken within the time permitted for appeal, or a settlement is entered into by Allendale, such that NPI cannot, without a license from such Person, Manufacture Product without infringing the intellectual property rights held by such Person, then Allendale shall have the right to terminate this Agreement immediately by delivering written notice to NPI.

Article 9 – General Provisions

9.1 Confidentiality. During the Supply Term, and for a period of five (5) years thereafter, the Parties and all of their respective employees, agents, representatives, and advisors, shall maintain, in confidence, all of the other Party’s Confidential Information and shall not disclose Confidential Information to any third party or use Confidential Information in any way or for the benefit of any person, other than as expressly permitted in this Agreement. For the purposes of this covenant, the Parties shall have no obligation with respect to any information which has been either published or is otherwise in the public domain; is lawfully acquired from a third party under no obligation of confidentiality to the owner of the Confidential Information; or is derived from information that is not otherwise confidential. If either party is required by law to disclose the other’s Confidential Information, the disclosing party will promptly notify the owner of the Confidential Information of the requirement and will cooperate in all reasonable respects with the owner of the Confidential Information to limit the amount of information to be disclosed.

9.2 Force Majeure.

(a) NPI shall not be subject to any liability for delay in performance or non-performance hereunder as a result of contingencies and circumstances beyond its control (including, but not limited to, fire, flood, or other natural catastrophes, strike, labor trouble, accident, riot, war, act of governmental authority (which is not intended to include an enforcement action against NPI pertaining to its operations or practices), or act of God) interfering with the Production, supply, transportation or receipt of Product or with the supply of any raw materials used in the Manufacture thereof. Quantities so affected may be eliminated from this Agreement without liability, but the Agreement shall otherwise remain unaffected.

(b) Except where the nature of the event shall prevent it from doing so, if NPI suffers such force majeure, it shall promptly notify Allendale in writing after the occurrence of such force majeure and shall, in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such cause with all reasonable dispatch.

(c) When the force majeure conditions in question cases to exist, NPI shall promptly notify Allendale in written form about the force majeure termination.

(d) Should a circumstance of force majeure prevent performance of this Agreement by NPI for a continuous three (3) month period, Allendale may terminate this Agreement upon thirty (30) days written notice given to NPI during the continuance of such force majeure in excess of three (3) months.

9.3 Entire Agreement. This Agreement and all exhibits and attachments hereto, constitutes the full understanding of the Parties, a complete allocation of risk between them, and a complete and exclusive statement of the terms and conditions of their Agreement relating to the Manufacture of Product for the United States hereunder and supersedes and replaces any and all prior or contemporaneous agreements, arrangements, understandings, and negotiations, whether written or oral, that may exist between the Parties with respect to the subject matter hereof. Except as provided otherwise in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding on the Parties unless described as a modification or amendment of this Agreement made in writing and signed by the Parties to be bound. No modification hereof shall be effected by the acknowledgement or acceptance of any purchase order or shipping instruction forms containing terms and conditions at variance with or in addition to those set forth in this Agreement.

9.4 Headings. Section and article headings as to the contents of particular sections and articles are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections or articles to which they refer.

9.5 Relations Between the Parties. NPI shall act as independent contractor of Allendale in performing its obligations hereunder and shall furnish all labor, supervision, machinery and equipment necessary for performance hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities in connection therewith.

9.6 Assignment. Neither this Agreement nor any claim arising directly or indirectly out of or in connection with the performance of either party hereunder shall be assignable by either Party hereto without the prior written consent of the other Party, which shall not be unreasonably withheld. The foregoing shall not include merger or acquisition of either Party, but in any event, notification must be provided in writing within thirty (30) days of any such merger or acquisition. No such assignment or transfer shall relieve or release the assignor or transferor from any of its liabilities or obligations under this Agreement.

9.7 Notice. All communications under this Agreement shall be in writing and shall be either faxed, sent by courier (Federal Express or equivalent), or mailed by first-class mail, postage pre-paid, to the fax number and/or address specified below. If faxed, such communication shall be deemed to be given when sent; provided, however, that such fax shall be confirmed by sending a hard copy by courier or first-class mail (by methods specified herein) within one (1) working day of the sending of such fax. If sent by courier or mailed by first-class mail as specified below, such communication shall be deemed to be given either two (2) business days after sending (for communication sent by courier) or five (5) business days after mailing ( for communication sent by mail). Either party may change its address for notice purposes by complying with the provisions of this Section 9.7. All communications hereunder shall be sent:

(a) if to NPI, at its address shown below or such other address as it may give to Allendale by notice hereunder:

President

Norwich Pharmaceuticals, Inc.

6826 State Highway 12

Norwich, NY 13815

Fax: (607) 335.3100

(b) if to Allendale, at its address shown below or such other address as it may give to NPI by notice hereunder:

President

Allendale Pharmaceuticals, Inc.

1400 N. Providence Road

Building 2, Suite 6010

Media, PA 19063

Fax: (610) 565-7081

With a copy to:	Blank Rome, LLP

One Logan Square

Philadelphia, PA 19103

Attn: Alan Zeiger, Esq.

Fax: (215) 832-5754

9.8 Severability. If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration will not invalidate any other provision hereof and this Agreement shall thereafter continue in full force and effect, except that such invalid or unenforceable provision, and (if necessary) other provisions thereof, shall be reformed by a court of competent jurisdiction so as to effect, insofar as is practicable, the intention of the Parties as set forth in this Agreement, provided that if such court is unable or unwilling to effect such reformation, the invalid or unenforceable provisions shall be deemed deleted to the same extent as if it had never existed.

9.9 Governing Law; Venue. The provisions of this Agreement shall be governed by the laws of the State of New York, USA, without regard to the rules on conflict of laws thereof. Any action, suit, or other proceeding initiated by either Party hereto under or in connection with this Agreement, may be brought in any Federal or state court in the State of New York having jurisdiction over the subject matter thereof as the party bringing such action, suit, or proceeding shall elect. The Parties hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit, or proceeding may be affected by the means by which notices are to be given to it under this Agreement.

9.10 Remedies. No right or remedy herein conferred upon the Parties is intended to be exclusive of any other right or remedy, and each and every right or remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute.

9.11 Attachments. The attachments to this Agreement are hereby incorporated in and made a part of this Agreement. The Parties may, by mutual consent, amend any attachment hereto at any time during the term hereof by executing a version of such attachments dated after the then current version.

9.12 Waiver; Amendment. Any waiver by either party hereto of a breach or a default of any provision of this Agreement by any other party hereto, shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of any party hereto to exercise or avail itself of any right, power, or privilege that it has or may have hereunder, operate as a waiver of any such right, power, or privilege by such party. Any amendment or supplementation of this Agreement shall be effective only if in writing, signed by both of the Parties hereto.

9.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and same instrument. The Parties have agreed that for this purpose, facsimile signatures will be accepted as originals.

[Signature page follows]

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

ALLENDALE PHARMACEUTICALS, INC.		NORWICH PHARMACEUTICALS, INC.

By:	/s/ David J. Harrison	By:	/s/ Christopher R. Calhoun
Name:	David J. Harrison	Name:	Christopher R. Calhoun
Title:	President	Title:	President
Date:	August 28, 2007	Date:	August 29, 2007

Schedule 1.13

Products

US FDA Allendale approved bulk pouched Today Sponge for US and Export

Schedule 1.6

Specifications

Allendale has provided approved product specifications, raw material specifications, and testing methods and protocols prior to the commencement of commercial production.

Schedule 2.1 (d)

Stability Costs

$XXXX1 per pull for annual stability studies, or any study where only one or two lots are being tested.

$XXXX1 per pull if additional registration stability is needed based on a minimum study of three (3) batches.

Additional costs for tests that NPI cannot perform will be billed directly to Allendale.

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

Schedule 2.3

Materials

Allendale shall provide all Materials.

Raw Materials:

• Nonoxynol-9, USP Special	Spec. # Alphar-934-003	M/N# ALP71010

• Citric Acid Anhydrous (USP)	Spec. # Alphar-934-005	M/N# ALP71020

• Sorbic Acid (NF)	Spec. # Alphar-934-006	M/N# ALP71030

• Benzoic Acid (USP)	Spec. # Alphar-934-007	M/N# ALP71040

• Sodium Metabisulfite (NF)	Spec. # Alphar-934-008	M/N# ALP71050

• Sodium Hydroxide (NF)	Spec. # Alphar-934-004	M/N# ALP71060

• Anchoring Scrim	Spec. # Alphar-934-012	M/N# ALP61050

• Removal Tape	Spec. # Alphar-934-010	M/N# ALP61010

• Catalyst	Spec. # Alphar 934-002	M/N# ALP73002

• Pre-pol HDW2002	Spec. # Alphar 934-009A	M/N# ALP00605

• Removal Tape	Spec. # Alphar 934-010	M/N# ALP61010

• Anchoring Scrim	Spec. # Alphar 934-012	M/N# ALP61050

• Spools	Spec. #	M/N# ALP61200

• Black Pigment Ribbon	Spec. # Alphar 934-003	M/N# ALP17218

• Top Web US	Spec. # Alphar 934-013	M/N# ALP62000

• Top Web CA	Spec. # Alphar 934-013	M/N# ALP61200

• Molds Top / Bottom	Spec. # ALP99006	M/N# ALP99005

Packing Materials: None

Schedule 3.2

Order Quantities for Current Catalyst batch of XXXX1 gallons yielding approximately XXXX1 sponges

	Lots	Total Sponges
Today Sponge Bulk	XXXX[1] Lots	Approx XXXX[1]

Quantities of Product greater than the above minimum order quantities must be ordered in full lot multiples.

Order Quantities for Proposed Catalyst batch of XXXX1 gallons yielding approximately XXXX1 sponges

	Lots	Total Sponges
Today Sponge Bulk	XXXX[1] Lots	Approx XXXX[1]

Quantities of Product greater than the above minimum order quantities must be ordered in full lot multiples.

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

Schedule 4.1

Pricing

All pricing is based on bulk, pouched Sponges. There is no secondary packaging included.

1.	Sponge pricing for the first three commercial batches will be priced at $XXXX[1] each.

2.	A Take or Pay concept to be in place for 2007, with Allendale having the option of a Take or Pay in 2008 and 2009, with details as follows, all of which is contingent upon meeting all performance criteria and pricing as set forth in Table A of this Schedule 4.1:

a.

Subject to the terms and conditions set forth herein, Allendale agrees to pay for a minimum of XXXX[1] sponges from NPI in 2007 (the “Annual Minimum Requirement”). Except for the first three commercial batches outlined in Section 1 above, the price of the first XXXX[1] sponges shall be $XXXX[1] per sponge. Subject to any changes in price based on the performance criteria set forth in Table A, and so long as either (i) NPI ships to Allendale at least the Annual Minimum Requirement of sponges in 2007, or, (ii) any failure by NPI to ship the Annual Minimum Requirement is for reasons that are not within the Control of NPI (as defined in paragraph e below), Allendale agrees to pay NPI a minimum of $3,850,000 for conforming sponges in 2007 (the “Annual Take or Pay Amount”).

b.

If Allendale pays the $3,850,000 Take or Pay in 2007 based on a price per sponge of $XXXX[1], but the actual price per sponge is less than $XXXX[1] based on the performance criteria set forth in Table A, NPI shall calculate the difference in the estimated Take or Pay and the actual amount based on the number of sponges purchased at some price below $XXXX[1] and apply the difference as a credit toward future amounts owed hereunder by Allendale.

c.

In 2007, assuming that the process is performing consistently above XXXX[1]% yield, effective line rate is at least XXXX[1] sponges a minute, and the catalyst batch is scaled up to at least XXXX[1] gallons, using two (2) XXXX[1] gallon tanks which both parties agree to meet by October 15, 2007 for machines 1,2,3 and 4 (or such other dates as agreed mutually in writing by the parties), and assuming that at least XXXX[1] sponges have

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

been shipped to Allendale, with confirmed order quantities at or above XXXX[1] million sponges, NPI will recommend improved pricing for sponges between XXXX[1] and XXXX[1], as well as updated pricing for sponges shipped above XXXX[1]. Further, the parties agree that Allendale will purchase an additional two (2) XXXX[1] gallon tanks to arrive at NPI not later than December 31, 2007. The price for sponges in the range of XXXX[1] to XXXX[1] is not less than XXXX1/sponge but not more than XXXX1/sponge as set forth in Table A. The price for sponges above XXXX[1] (if there is time available within 2007 for such production) will be no more than XXXX[1], but no less than XXXX[1] a sponge all of which is subject to performance criteria and pricing set forth in Table A.

d.	Operating results must be based on a repeatable, consistent process with at least 2 consecutive batches exhibiting such results on each machine.

e.	Assuming NPI produces XXXX[1] sponges before the end of 2007, Allendale agrees to accept delivery of up to an additional XXXX[1] conforming sponges in 2007 if NPI is able to ship them.

f.

If NPI does not ship at least XXXX[1] conforming sponges in 2007 due to causes not in the Control Of NPI, then NPI is to be paid the full Annual Take or Pay Amount of $3,850,000, subject to price fluctuations based on the performance criteria in Table A. Causes that are not within the “Control Of NPI” are those issues that NPI is not capable or does not have the authority to resolve using commercially reasonable efforts, including, but not limited to: (i) process capability issues inherent in the production process, formulation and/or design, (ii) lack of raw materials, due to supply shortages, late ordering, or late delivery in each case not due to any fault of NPI, or quality issues inherent in the production process, such that production is interrupted, (iii) delays in testing from outside laboratories that are managed by Allendale, or (iv) factors not caused by the negligence, recklessness, willful misconduct of NPI personnel or a breach of this Agreement by NPI. If NPI does not ship at least XXXX[1] conforming sponges due to causes that are within the Control Of NPI, including where the Agreement is terminated either for cause by Allendale or without cause by NPI, then NPI will credit Allendale from $XXXX[1] to $XXXX[1] per sponge (as applicable) for the shortfall.

g.	The following are the Approximate Monthly Requirements of sponges to be shipped by NPI in the specified months of 2007 which corresponds to the Take or Pay Amount for each applicable month as more fully set forth in Table A of this Schedule 4.1:

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

Month	Approximate Monthly Requirements
May	XXXX[1] sponges
June	XXXX[1] sponges
July	XXXX[1] sponges
August	XXXX[1] sponges
September	XXXX[1] sponges
October	XXXX[1] sponges
November	XXXX[1] sponges
December	XXXX[1] sponges

Notwithstanding the Approximate Monthly Requirement, the Take or Pay amounts for 2007 shall be as set forth below and detailed in Table A:

Month	Monthly Take or Pay Amount (in dollars)
May	150,000
June	250,000
July	425,000
August	400,000
September	525,000
October	700,000
November	700,000
December	700,000

The “Purchased Product Invoice Amount” is the total number of conforming sponges actually shipped to Allendale in a given month multiplied by the applicable price per sponge.

In any month during which NPI ships more than the Approximate Monthly Requirement of sponges to Allendale, the amount by which the Purchased Product Invoice Amount exceeds the Monthly Take or Pay Amount shall be the “Excess Amount.”

In any month during which NPI ships less than the Monthly Requirement of sponges to Allendale, the amount by which Purchased Product Invoice Amount is less than the monthly Take or Pay Amount shall be the “Shortfall Amount.”

The “Carry Forward Balance” is a cumulative number that is increased each month by any Shortfall Amount and decreased each month by any Excess Amount.

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

NPI shall provide monthly invoices to Allendale based on product shipped; such cumulative monthly invoices shall be equal to:

(i)	If the Sum of Purchased Product Invoice Amounts for such month is greater than the Take or Pay Amount due that month, such Excess Amount shall be compared to the Carry Forward Balance from the preceding month. If the Carry Forward Balance is Positive and the Excess Amount is greater than the Carry Forward Balance, the difference between the two will be invoiced and the Excess Amount will be subtracted from the Carry Forward Balance. If the Carry Forward Balance is Negative, the Excess Amount will be invoiced and subtracted from the Carry Forward Balance. If the Carry Forward Balance is Positive and the Excess Amount is less than the Carry Forward Balance, the Excess Amount will be subtracted from the Carry Forward Balance and no additional billings will be made.

(ii)	If the Sum of Purchased Product Invoice Amounts for such month is less than the Take or Pay Amount due that month, such Shortfall Amount shall be compared to the Carry Forward Balance from the preceding month. If the Carry Forward Balance is Positive, the Shortfall Amount will be billed as a True Up amount vs. the Take or Pay Agreement and added to the Carry Forward Balance. If the Carry Forward Balance is Negative and the Shortfall Amount is less than the Carry Forward Balance, no invoicing will be done and the Carry Forward Balance will be reduced by the Shortfall Amount. If the Carry Forward Balance is Negative and the Shortfall Amount is greater than the Carry Forward Balance, the difference will be invoiced and the Shortfall Amount subtracted from the (negative) Carry Forward Balance, making it Positive.

An example of the calculation of the actual monthly invoice amounts for each of the applicable months of 2007 is attached hereto as Table A.

If NPI breaches the Agreement and such breach results in the Monthly Take or Pay falling below the Purchased Product Invoice Amount, Allendale will be invoiced the Purchased Product Invoice Amount for those conforming sponges actually shipped to Allendale, and the Take or Pay shall not apply, until the breach is cured by NPI.

Should NPI ship sponges with applicable per sponge costs in excess of 2007 Cumulative Take or Pay Amount, such sponges will be billed at the per sponge rate in excess of the Take or Pay Amount as set forth in Table A.

h.

Subject to the performance criteria and pricing in Table A, in 2008, and for the above proposal to be in effect, Allendale commits to a XXXX[1] sponge take or pay agreement at XXXX[1] per sponge. On or before October 1, 2007, Allendale must provide their final take or pay commitment for 2008, and it must be at least XXXX[1] sponges. For every XXXX[1] sponges above the XXXX[1] sponge take or pay already agreed, the take or pay price will be lowered in accordance with Table A. For these prices to be valid, the assumptions are that the process is performing consistently at no less than XXXX[1]% yield, the effective line rate is at least XXXX[1] sponges a minute, and the catalyst batch is XXXX[1] gallons or greater. NPI is willing to provide step changes of improved pricing within the take or pay volume. If at least XXXX[1] sponges have been shipped to Allendale, with confirmed orders continuing at or above XXXX[1] sponges, NPI will provide improved pricing for sponges between XXXX[1] and XXXX[1], as well as pricing for sponges shipped above XXXX[1]. The price for sponges between XXXX[1] and XXXX[1] shall be not less than XXXX1/sponge and not more than XXXX1/sponge subject to performance criteria and pricing in Table A. The price for sponges above XXXX[1] (if there is time available within 2008 for such production) will be no more than XXXX[1], but no less than XXXX[1] subject to performance criteria and pricing as detailed in Table A. Once the take or pay volume requirement is provided by Allendale, and if it is less than XXXX[1] sponges, NPI will inform Allendale of its tiered pricing at volume levels by October 15, 2007 in accordance with Table A.

i.

Regardless of whether the take or pay volume is at or above XXXX[1] sponges for 2008, NPI will be ending 2007 with full production staffing, for approximately a XXXX[1] sponges a year run rate. Since a lower take or pay volume would lead to a lower on-going production rate, to allow an orderly transition of NPI personnel to other business in 2008, the minimum requirement for the first quarter of 2008 will be XXXX[1] sponges, reduced by such number of sponges that NPI fails to ship or Allendale fails to pay for where such failure was in the Control of NPI.

j.	If Allendale does not wish to accept the 2008 Take or Pay proposal, prices for 2008 will be negotiated between the Parties.

k.

If projected volume requirements from Allendale are greater than XXXX[1] sponges in 2009, if yields are agreed to be greater than XXXX[1]%, and effective line rates are agreed to be greater than XXXX1/min, NPI will be expected to provide take or pay pricing of XXXX[1] or less for this production. If NPI is unable to provide this pricing, then Allendale has the right, but not the obligation, to give NPI 12 month’s notice of its intent to

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

move production on all molding machines to another provider. During any transitional phase, Allendale will provide NPI with its volume needs, and NPI will provide pricing that uses the pricing algorithms from 2007 and 2008 as set forth in Table A.

l.	NPI is committed to working together with Allendale to achieve unit cost improvement for the Today Sponge. The three primary levers that affect unit cost from NPI are Total Volume, Product Yield per Batch, and Effective Line Rate. Within one month of the signing of this amended agreement, NPI will form a Value Improvement Team (VIT) to be led by Carolyn Gherardi and consisting of Operations, Finance, and Customer Service Leadership from each company. This team will meet quarterly, and will review results for these three parameters, comparing actual results to expectations that were assumed in our mutually agreed pricing.

m.	Another priority for the VIT will be to develop plans and assess opportunities for equipment and formulation changes that would create a step change in product output per machine. Based on the source of funding for such equipment or formulation studies, the team will analyze the ROI of such projects, using price improvement data provided by NPI.

n.	Prices for 2010 and after will be negotiated between the Parties.

Table A

8/24/2007

	May			June			July			August			September			October			November			December			Total
Invoicing Scenarios: Mixed results, under and over shipments

Purchase Price Invoice Amount	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]
Monthly Take or Pay	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]		$3,850,000
Amount to be Invoiced	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]

Cumulative Purchase Price Invoice Amount	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]
Cumulative Invoices	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]
Cumulative Take or Pay	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]

Carry Forward Balance	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]

Notes:

Carry Forward Balance - Positive means NPI billing against Take or Pay, Negative means NPI billed for production above take or pay

Cumulative Invoices should never be less than Cumulative Take or Pay

Cumulative Invoices will equal Cumulative Purchase Price Invoice Amount only if shipments exceed Take or Pay

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

Table A

Sponge Pricing - Take or Pay Summary - 2007 and 2008

8/24/07
	# Sponges shipped	Sponges per minute	4 machines, XXXX[1] gal batch size	Efficiency	Price
Base Pricing Established - price per sponge up to that volume, commit to volume of XXXX[1] sponges
2007 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]

Pricing with Improvements - price takes affect with proven improvements, when > XXXX[1] sponges
2007 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]
2007 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]
2007 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]
2007 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]
2007 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]

Pricing with Improvements - price takes affect with proven improvements, when > XXXX[1] sponges
2007 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]
2007 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]
2007 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]
2007 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]
2007 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]

Base Pricing Established - price per sponge up to that volume, commit to volume of XXXX[1] -XXXX[1] sponges
2008 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]
2008 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]
2008 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]
2008 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]
2008 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]
2008 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]
2008 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]		XXXX[1]%	$XXXX[1]

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

Pricing with Improvements - price takes affect with proven improvements, when > XXXX[1] sponges
2008 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]	XXXX[1]%	$XXXX[1]
2008 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]	XXXX[1]%	$XXXX[1]
2008 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]	XXXX[1]%	$XXXX[1]
2008 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]	XXXX[1]%	$XXXX[1]
2008 Take or Pay	XXXX[1]- XXXX[1]	XXXX[1]	XXXX[1]%	$XXXX[1]

Improved Pricing with Additional volume and Improvements - after impr and > XXXX[1] sponges
2008 Take or Pay	over XXXX[1]	XXXX[1]	XXXX[1]%	$XXXX[1]
2008 Take or Pay	over XXXX[1]	XXXX[1]	XXXX[1]%	$XXXX[1]
2008 Take or Pay	over XXXX[1]	XXXX[1]	XXXX[1]%	$XXXX[1]
2008 Take or Pay	over XXXX[1]	XXXX[1]	XXXX[1]%	$XXXX[1]
2008 Take or Pay	over XXXX[1]	XXXX[1]	XXXX[1]%	$XXXX[1]

Note: Pricing improvements are from that point for rest of year (volume tier met), not retroactive

In order to receive any or all of the prices above, all criteria noted above must be met for each line item.

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

Schedule 4.4

Capital Costs & Equipment Listing

MANUFACTURE

NOTE: Function location codes are changing to from HOPV to SPPV

Highlighted items are in Mod322

Equipment Description	Asset #	Cert	Pro Val	Location	Function location Code	Work Ctr.
Molding Machine #3	AP000003	558	254	322-A	HOPV-094-003	XXPMOLDI
Metering System (machine #3)	AP000110	564		322-A	HOPV-094-003-003	XXPMOLDI
SQC (machine #3)	NN000472			322-A
Molding Machine #4	—	—		Borden Av.	HOPV-095-004	XXPMOLDI
Metering System (machine #4)	—	—		AST	HOPV-095-004-004	XXPMOLDI
SQC	—	—		—	—	—
Molding Machine #5	—	—		Borden Av.	HOPV-096-005	XXPMOLDI
Metering System (machine #5)	—	—		AST	HOPV-096-005-005	XXPMOLDI
SQC	—	—		—	—	—
Molding Machine #6	AP000006	559	255	322-B	HOPV-097-006	XXPMOLDI
Metering System (machine #6)	AP000111	565		322-B	HOPV-097-006-006	XXPMOLDI
SQC	NN000474			322-B
Molding Machine #7	AP000043	470-A-1	215	323-A	HOPV-092-002	XXPMOLDI
Metering System (machine #7)	AP000104	472		323-A	HOPV-092-002-002	XXPMOLDI
SQC	NN006141			323-A
Molding Machine #8	AP000041	463	140-A-1	323-B	HOPV-091-001	XXPMOLDI
Metering System (machine #8)	AP000103	486		323-B	HOPV-091-001-001	XXPMOLDI
SQC	NN000692			323-B
Tape/Scrim Assembly #1 Machine (series8144)	AP000045	466	124	322-D	HOPV-090-001	TAPESC45
Tape/Scrim Assembly #2 Machine (series2000t)	AP000012	587	256	322-E	HOPV-090-003	TAPESC45
Scrim machine 000011	—	—		Borden Av.	HOPV-090-002	TAPESC45
Com-Ten force test 1 Calibration date: 01/03/05	AP000109			323	HOPV-093-001	XXPMOLDI
Meter load cell				323	HOPV-093-001-001	XXSPONGE
Meter Controller				323	HOPV-093-001-002	XXSPONGE
Com-Ten force test 2 Calibration date: 12/15/04	AP000114			322	HOPV-093-002	XXSPONGE
Load Cell					HOPV-093-001-003	XXSPONGE
Balance 323 mold	NN2501			323
Weight set	005			323
Balance 322 mold	NN2500			322
Weight set	006			322
Molding HVAC (for machines 3 & 6)	AP000113	568		322	HOPV-098-008	XXSPONGE
Molding HVAC (for machines 7 & 8)	AP000105	473		323	HOPV-098-007	XXPMOLDI
Floor scale	NN2514			322

Package

NOTE: Function location codes are changing to from JOPV to —?

Highlighted items are in Mod322

Equipment Description	Asset #	Cert	Pro Val	Location	Function Location Code
Balance	NN2502			323-C
Pouching Machine #1 (Dixie Vac)	AP000016	467	140	323-C	JOPV-008-005
Vacuum (Pouching Machine #1	AP000016	467		323-C	JOPV-008-005-001
Pump (Pouching Machine #1)	AP000016	467		323-C	JOPV-008-005-002
Chiller (Pouching Machine #1)	AP000102			323-C	JOPV-008-010
Presto Lift	0967			323-C	JOPV-222-002
Pouching Machine #2	AP000015	586		322-C
Vacuum (Pouching Machine #2	AP000015	586		322-C
Pump (Pouching Machine #2	AP000015	586		322-C
Chiller (Pouching Machine #2	AP000034			322-C
Cartoner (Adco)	AP000007	464	6+12 pack	315-B	JOPV-004-005
Checkweigher	NN2277	468		315-B	JOPV-500-085
Elevator (Boston Gear5699)	AP000024	474	258	315-B	JOPV-004-010
Date Jet (Video Jet)	AP000115	583		315-B	JOPV-500-200	Sent to CWS
Bundler, Osollas (6896)	AP000009	505		315-B	JOPV-500-125	Sent to CWS
Heat Tunnel (Shrink wrap)	AP000112	570		315-B	JOPV-500-195	Sent to CWS
Case former	NN2138	461			JOPV-500-015
Case Sealer (taper)	NN2090	370,462		315-B	JOPV-500-020
Metal Detector	AP000021	458		315-B	JOPV-004-015
Conveyor	AP000018			315-B	JOPV-004-020

If capital, new equipment, or equipment modifications or upgrades are need, they will be quoted in writing to Allendale. NPI will not begin such effort until the quote is approved in writing by Allendale, a PO is issued, and terms are agreed to by both Parties.

Schedule 4.5

This schedule eliminated.

LIST OF ATTACHMENTS

Schedule 1.13	Products

Schedule 1.6	Specifications

Schedule 2.1 (d)	Stability Costs

Schedule 2.3	Materials

Schedule 3.2	Order Quantities

Schedule 4.1	Pricing

Schedule 4.4	Capital Costs & Equipment Listing

Schedule 4.5	Pre-production Costs